Exhibit 99

                        SBC BOARD OF DIRECTORS AUTHORIZES
                         COMMON STOCK REPURCHASE PROGRAM

        SAN ANTONIO, Jan. 28, 2000 - SBC Communications Inc. (NYSE: SBC) today announced that its board of directors has authorized the repurchase of up to 100 million shares of SBC's common stock.

        The repurchase program is effective immediately and has no set termination date.

        "SBC's foremost goal is to enhance long-term shareowner value, and we are pursuing that goal through a variety of growth strategies and investments," said Edward E. Whitacre Jr., chairman and chief executive officer. "We will continue to make value-building investments in our data services, wireless, international and other businesses. At the same time, the repurchase program allows SBC to manage its capital structure on an ongoing basis and, in the short term, take advantage of current market conditions."

        Approximately 3.4 billion shares of SBC common stock were outstanding as of Dec. 31, 1999.


        SBC Communications Inc. (www.sbc.com) is a global communications leader. Through its subsidiaries - Southwestern Bell, Ameritech, Pacific Bell, SBC Telecom, Nevada Bell, SNET and Cellular One - and world-class network, SBC provides local and long-distance phone service, wireless and data communications, paging, high-speed Internet access and messaging, cable and satellite television, security services and telecommunications equipment, as well as directory advertising and publishing. In the United States, the company currently has 90.4 million voice grade equivalent lines, 11.2 million wireless customers and is undertaking a national expansion program that will bring SBC service to an additional 30 markets. Internationally, SBC has telecommunications investments in 23 countries. With more than 204,000 employees, SBC is the 13th largest employer in the U.S., with annual revenues that rank it among the largest Fortune 500 companies.